Exhibit 10.26
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the "Amendment No. 1”), made and entered into this 15th day of December, 2016, effective as of the 1st day of December, 2016 (the "Effective Date”), by and between Pharmaceutical Product Development, LLC, a Delaware limited liability company (the "Company"), and David Johnston (the "Executive").

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated May 22, 2013 (the "Employment Agreement"); and

WHEREAS, the parties desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, that for and in consideration of the foregoing recitals, the mutual promises, covenants and conditions contained herein, and other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Section 1 (c) of the Employment Agreement is hereby deleted in its entirety and replaced in full with the following:

“(c).     Position and Duties. Executive shall serve as the Executive Vice President of Global Clinical Development of the Company based in the Company's Morrisville, North Carolina office, with such customary responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Chief Operating Officer or the Board (as defined below). Executive shall devote substantially all of Executive's working time and efforts to the business and affairs of the Company (which shall include service to its subsidiaries and affiliates) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive's personal, financial and legal affairs, (ii) participate in trade associations and (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to Section 5 and the Proprietary Information Agreement (as defined below) and provided that such activities do not interfere with Executive's performance of Executive's duties and responsibilities hereunder. The Executive agrees to observe and comply with the rules and policies of the Company and its affiliates as adopted from time to time, in each case as amended from time to time, as delivered or made available to Executive (each, a “Policy”).”

2.    Section 2(a) of the Employment Agreement is hereby deleted in its entirety and replaced in full with the following:

“(a).     Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $400,000 per annum (the "Annual Base Salary"), which shall be paid in accordance with the customary payroll practices of the Company. Such Annual Base Salary shall be reviewed and may be adjusted from time to time by the board of directors of the Company or an authorized committee thereof (in any case, the “Board”), provided that the Annual Base Salary may not be decreased without Executive's consent.”

3.    Section 2(b) of the Employment Agreement is hereby deleted in its entirety and replaced in full with the following:

“(b)    Annual Bonus. Executive will be eligible to participate in an incentive program established by the Board. Executive's annual bonus compensation under such incentive program (the “Annual Bonus”) shall be targeted at 50% of the Annual Base Salary paid to Executive during the applicable year (the “Target Bonus Amount”). The Annual Bonus shall be based 50% upon a Company-wide bonus pool to be determined by the Board based upon the achievement of Company performance metrics established by the Board in good faith and 50% upon achievement of individual qualitative factors as determined by the Board in its discretion. The payment of any Annual Bonus shall be subject to Executive's continued employment with the Company through the date of payment; provided however that if Executive's employment shall terminate (other than as a result of the Company's termination of the Executive's employment for Cause pursuant to Section 3(a)(iii) or as a result of the Executive's

Exhibit 10.26
resignation without Good Reason pursuant to Section 3(a(vi)) on or after January 1 of an applicable year, Executive shall be entitled to receive any earned but unpaid Annual Bonus for the prior year pursuant to this Section 2(b).”
4.    Miscellaneous. Capitalized terms used in this Amendment No. 1 and not defined herein shall have the meaning given to them in the Employment Agreement. This Amendment No. 1 constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral, relating to the same. The Employment Agreement, as herein amended, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.

        COMPANY

PHARMACEUTICAL PRODUCT DEVELOPMENT, LLC

                            By:     /s/ William J. Sharbaugh

                            Name:    William J. Sharbaugh
                            Title:    Chief Operating Officer

                            EXECUTIVE

                            /s/ David Johnston                                            David Johnston
Consented and agreed to by Parent:
JAGUAR HOLDING COMPANY I

By:    /s/ B. Judd Hartman

Name:    B. Judd Hartman

Title:    General Counsel